UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
Specialized Disclosure Report

POLARIS INC.
(Exact name of registrant as specified in its charter)

Minnesota	1-11411	41-1790959
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Highway 55, Medina MN		55340
(Address of principal executive offices)		(Zip Code)
Lucy Clark Dougherty, (763) 542-0500 (Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2021.

☐  Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2021.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Polaris Inc. (the “Company,” “we,” “our”) has filed a Conflict Minerals Report for the reporting period from January 1, 2021 to December 31, 2021 (the “2021 Conflict Minerals Report”), which is referenced in Item 1.02 below, filed as an exhibit to this Form SD and publicly available on the Investor Relations page of our website at www.polaris.com.

Item 1.02 Exhibits

A copy of the Company’s 2021 Conflict Minerals Report is furnished as Exhibit 1.01 attached to this Form SD.

Section 3 – Exhibits

Item 3.01 Exhibits

The following exhibit is filed as part of this report:

Exhibit No.	Exhibit
1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

POLARIS INC. (Registrant)

Date:	May 31, 2022	/S/ Lucy Clark Dougherty
Lucy Clark Dougherty Senior Vice President – General Counsel and Secretary

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